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                                                                       Exhibit 7


                          [MORGAN STANLEY LETTERHEAD]

                                                              February 28, 1999

Board of Directors
RELTEC Corporation
5900 Landerbrook Drive, Suite 300
Cleveland, OH 44124-4019

Members of the Board:

  We understand that RELTEC Corporation ("RELTEC" or the "Company"), GEC Incorporated ("GEC"), a wholly owned subsidiary of The General Electric Company, p.l.c., and George Acquisition Corp., a wholly owned subsidiary of GEC ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of a draft dated February 28, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock") of the Company for $29.50 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of GEC, and each outstanding share of Company Common Stock, other than shares held in treasury or held by GEC or any affiliate of GEC or as to which dissenters' rights have been perfected, will be converted into the right to receive $29.50 in cash. The terms and conditions of the transaction are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of RELTEC;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning RELTEC prepared by the management of RELTEC;

    (iii) analyzed certain financial projections prepared by the management of RELTEC;

    (iv) discussed the past and current operations and financial condition and the prospects of RELTEC with senior executives of RELTEC;

    (v) reviewed the reported prices and trading activity for the Company Common Stock;

    (vi) compared the financial performance of RELTEC and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii) participated in discussions and negotiations among representatives of RELTEC and GEC and their financial and legal advisors;
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    (ix) reviewed the draft Merger Agreement and certain related documents;
  and

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of RELTEC in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for RELTEC and GEC and their affiliates and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of RELTEC, except that this opinion may be included in its entirety in any filing made by RELTEC in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to whether the stockholders of the Company should accept the Tender Offer.

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:     /s/ Cordell G. Spencer
                                            -----------------------------------
                                            Cordell G. Spencer
                                            Managing Director